                                                                     Exhibit 4.2

                             CASCADE MICROTECH, INC.

                            SERIES A PREFERRED STOCK
                               PURCHASE AGREEMENT


                                    EXHIBIT C






                             CASCADE MICROTECH, INC.


                            INVESTOR RIGHTS AGREEMENT


                                   MAY 1, 1990

                             CASCADE MICROTECH, INC.

                            INVESTOR RIGHTS AGREEMENT

                                TABLE OF CONTENTS

1.       Restrictions on Transferability of Securities; Registration Rights......1
         1.1      CERTAIN DEFINITIONS............................................1
         1.2      REQUESTED REGISTRATION.........................................3
         1.3      COMPANY REGISTRATION...........................................5
         1.4      EXPENSES OF REGISTRATION.......................................6
         1.5      REGISTRATION ON FORM S-3.......................................6
         1.6      REGISTRATION PROCEDURES........................................7
         1.7      INDEMNIFICATION................................................8
         1.8      INFORMATION BY HOLDER.........................................10
         1.9      LIMITATIONS ON REGISTRATION OF ISSUES OF SECURITIES...........10
         1.10     RULE 144 REPORTING............................................10
         1.11     TRANSFER OR-ASSIGNMENT OF REGISTRATION RIGHTS.................11
         1.12     "MARKET STAND-OFF" AGREEMENT..................................11
         1.13     ALLOCATION OF REGISTRATION OPPORTUNITIES......................12
         1.14     DELAY OF REGISTRATION.........................................12
         1.15     TERMINATION OF REGISTRATION RIGHTS............................12

2.       Covenants of the Company and the Shareholder...........................13
         2.1      BASIC FINANCIAL INFORMATION...................................13
         2.2      ADDITIONAL INFORMATION AND RIGHTS.............................13
         2.3      RIGHT OF FIRST REFUSAL........................................14
         2.4      RIGHT TO REMAIN EQUAL TO THE LARGEST OUTSIDE SHAREHOLDER......16
         2.5      RIGHT TO MAKE COMPETING OFFER.................................16
         2.6      COMPANY REPURCHASE OPTION.....................................17
         2.7      PROMPT PAYMENT OF TAXES, ETC..................................19
         2.8      MAINTENANCE OF PROPERTIES AND LEASES..........................19
         2.9      INSURANCE.....................................................19
         2.10     KEY PERSON LIFE INSURANCE.....................................20
         2.11     ACCOUNTS AND RECORDS..........................................20
         2.12     INDEPENDENT ACCOUNTANTS.......................................20
         2.13     COMPLIANCE WITH REQUIREMENTS OF GOVERNMENTAL AUTHORITIES......20
         2.14     MAINTENANCE OF CORPORATE EXISTENCE, ETC.......................20
         2.15     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS.............20
         2.16     EMPLOYEE AND OTHER STOCK ARRANGEMENTS.........................21
         2.17     BOARD OF DIRECTORS............................................21
         2.18     ATTENDANCE AT BOARD AND COMMITTEE MEETINGS....................21
         2.19     INDEBTEDNESS..................................................21


         2.20     EXTENSION OF CREDIT...........................................21
         2.21     COMPENSATION OF EMPLOYEES.....................................21
         2.22     TRANSACTIONS WITH AFFILIATES..................................21
         2.23     RESTATED ARTICLES OF INCORPORATION............................22
         2.24     CONFIDENTIAL DISCLOSURE AGREEMENT.............................22
         2.25     HARDWARE PURCHASES............................................22
         2.26     TERMINATION OF COVENANTS......................................22

3.       Miscellaneous..........................................................23
         3.1      GOVERNING LAW.................................................23
         3.2      SUCCESSORS AND ASSIGNS........................................23
         3.3      ENTIRE AGREEMENT; AMENDMENT; WAIVER...........................23
         3.4      NOTICES, ETC..................................................23
         3.5      DELAYS OR OMISSIONS...........................................23
         3.6      RIGHTS; SEPARABILITY..........................................24
         3.7      TITLES AND SUBTITLES..........................................24
         3.8      COUNTERPARTS..................................................24

EXHIBITS

Exhibit A:                 Confidential Disclosure Agreement

Exhibit B:                 Hardware Purchase Agreement

                             CASCADE MICROTECH, INC.

                            INVESTOR RIGHTS AGREEMENT

         This Investor Rights Agreement (the "Agreement") is made as of the 1st day of May, 1990, by and among Cascade Microtech, Inc., an Oregon corporation (the "Company"), Hewlett-Packard Company, a California corporation (the "Shareholder"), and each of the Founders (as defined herein).

                                    RECITAL:

         WHEREAS, the Company and the Shareholder are parties to that certain Series A Preferred Stock Purchase Agreement, dated of even date herewith (the "Series A Agreement"), under which certain obligations of the Company and the Shareholder are conditioned upon the execution and delivery by the Company and the Shareholder of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein,. the parties hereto agree as follows:

                                    SECTION 1

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                               REGISTRATION RIGHTS

     1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) "Closing" shall mean the date of the initial sale of the Company's Series A Preferred Stock.

          (b) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (c) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (d) "Founder" shall mean Eric W. Strid, Cynthia Strid, K. Reed Gleason, Dale E. Carlton and Cynthia Ann Crow-Carlton.

          (e) "Founder Shares" shall mean any shares of the Company's Common Stock held by any Founder.

          (f) "Holder" shall mean (i) the Shareholder, (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.11 hereof, and
(iii) except with respect to Section 2.3 hereof, the Founders.

          (g) "Initiating Holders" shall mean any Holder or Holders other than the Founders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities other than Founder Shares. For purposes of such calculation, holders of Shares shall be considered to hold the shares of Common Stock then issuable upon conversion of such Shares.

          (h) "Registrable Securities" shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) Founder Shares, and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referred to in clauses (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public.

          (i) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

          (j) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including without limitation all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and expenses under applicable state securities laws and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and fees and disbursements of counsel for the Holders (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

          (k) "Rule 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the commission.

          (l) "Rule 145" shall mean Rule 145 as promulgated by the commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

          (m) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (n) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

          (o) "Shares" shall mean the Company's Series A Preferred Stock.

     1.2 REQUESTED REGISTRATION


          (a) REQUEST FOR REGISTRATION. If the Company shall receive from the Initiating Holders, at any time or times not earlier than the earlier of (x) f our years after the date of this Agreement and (y) six months after the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, a written request that the Company effect any registration with respect to all or a part of the Registrable securities having an aggregate offering price, net of underwriting discounts and expenses, equal to or exceeding $6.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) exceed $7,500,000 the Company will:

               (i) promptly give written notice of the proposed registration to all other Holders; and

               (ii) as soon as practicable, use its best efforts to effect such registration (including without limitation filing post-effective amendments, appropriate qualifications under applicable state securities laws and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such number of such Registrable Securities as are specified in such request, together with all or such number of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after such written notice from the Company is effective.

         The Company shall not be obligated to ef fect or to take any action to effect, any such registration pursuant to this Section 1.2:

               (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (B) After the Company has initiated two such registrations pursuant to this Section 1.2(a) (counting for these purposes only (1) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (2) registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear the Registration Expenses pursuant to Section 1.4 hereof and would, absent such election, have been required to bear such expenses);

               (C) During the period starting with the date 60 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

               (D) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5 hereof;

               (E) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company, which consent will not be unreasonably withheld); or

               (F) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (E) above to a firmly underwritten offer.

          (b) Subject to the foregoing clauses (A) through (F), the Company shall f ile a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to all participating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental; and, provided further, that (except as provided in clause (C) above) the Company may not defer the filing for a period of more than 120 days after receipt of the request of the Initiating Holders; and, provided further, that the Company shall not def er its obligation in this manner more than once in any 12-month period. Subject to the provisions of Sections 1.2(b) and 1.13 hereof, the registration statement filed pursuant to the request of the Initiating Holders may include other securities of the Company with respect to which registration rights have been granted and may include securities of the Company being ~sold for the account of the Company.

          (c) UNDERWRITING. The right of any Holder to registration pursuant to
Section 1.2 shall be conditioned upon the participation of such Holder in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by the Holder.

          (d) PROCEDURES. If the Company shall request inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account or if other persons shall request inclusion in any registration pursuant to Section 1.2, the Initiating Holders shall offer to include such securities in the underwriting on behalf of all Holders and may condition such offer on their acceptance of the further applicable provisions of this Section 1 (including
Section 1.12). The Company (together with all Holders and other persons proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underw itten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.13 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall, be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities so excluded shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.2(d), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares do withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 1.13.

     1.3 COMPANY REGISTRATION.

          (a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Sections 1.2 or 1.5 hereof), other than a registration relating solely to employee benefit plans, a registration relating solely to a Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the Company will:

               (i) promptly give to each Holder written notice thereof; and

               (ii) use its best ef f orts to include in such registration (and any related qualification under applicable state securities laws or other compliance), except as set forth in Section 1.3(b) below and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder within 20 days after the written notice from the Company described in clause (i) above is given. Such written request may specify all or any number of a Holder's Registrable Securities.

          (b) UNDERWRITING. If the registration of which the company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) shall enter into an underwriting agreement in customary f orm with the representative of the underw iter or underwriters selected by the Company.

         Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may exclude all Registrable Securities from or limit the number of Registrable Securities to be included in the registration and underwriting (subject to the limitations set forth below). The Company shall so advise all holders of securities requesting registration and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated f irst to the Company for securities being sold for its own account and thereafter as set forth in Section 1.13. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         If shares are so withdrawn from the registration or if the number of shares of Registrable Securities to.be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right, to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.13 hereof.

     1.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3 and 1.5 hereof and all Registration Expenses and reasonable fees of one counsel f or the selling shareholders in the case of registrations pursuant to Section 1.2 shall be borne by the Company; provided, however, that if the Holders bear the Registration Expenses f or any registration proceeding begun pursuant to Section 1.2 and subsequently withdrawn by the Holders registering shares therein, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.2 hereof, except in the event that such withdrawal is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 1.2, in which event such registration shall not be treated as a counted registration for purposes of
Section 1.2 hereof, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

     1.5 REGISTRATION ON FORM S-3

          (a) After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, the Holders of Registrable Securities shall have the right, in addition to the rights contained in the foregoing provisions of this Section 1, to request registrations on Form S-3 (such requests to be in writing and to state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000, (ii) the Company shall furnish the certification described in Section 1.2(a)(ii) (but subject to the limitations set forth therein), (iii) in a given 12-month period the Company has effected one such registration in any such period For (iv) it is to be effected more than five years after the Company's initial public offering.

          (b) If a request complying with the requirements of Section 1.5(a) hereof is delivered to the Company, the provisions of Sections 1.2(a)(i) and
(ii) and 1.2(b) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) hereof shall apply to such registration.

     1.6 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

          (a) Keep such registration effective for a period of 120 days or until the Holder or Holders shall have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 145 or any successor rule under the Securities Act permits an offering on a continuous or delayed basis and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in clauses (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

          (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

          (d) Notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing and, at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

          (e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

          (f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable securities, in each case not later than the effective date of such registration;

          (g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

          (h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2 hereof, enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that, if the underwriter so requests, the underwriting agreement will contain customary contribution provisions.

     1.7 INDEMNIFICATION.

          (a) The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1 and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance and will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter f or any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

          (b) Each Holder, if any Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, will indemnify the Company, each of its directors, officers, partners, legal counsel and accountants and each. underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

          (c) Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel f or the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at such party's expense; and, provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall consent, except with the consent of each Indemnified Party, to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnif ied Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunityto correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     1.8 INFORMATION BY HOLDER. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the

Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 1.

     1.9 LIMITATIONS ON REGISTRATION OF ISSUES OF SECURITIES. From and after the date of this Agreement, the Company, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, shall not enter into any agreement with any holder or prospective holder of any securities of the company giving such holder or prospective holder any registration rights the terms of which are more favorable than the registration rights granted to the Holders hereunder.

     1.10 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

          (c) As long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

     1.11 TRANSFER OR-ASSIGNMENT OF REGISTRATION RIGHTS.

          (a) Except as provided in Section 1.11(b) below, the rights to cause the Company to register securities granted to a Holder by the Company under this
Section 1 may be transferred or assigned by a Holder only to a transferee or assignee of not fewer than 50,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like); provided, however, that the Company shall be given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and, provided further, that the transferee or assignee of such rights shall assume the obligations of such Holder under this Section 1.

          (b) The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may not be transferred or assigned by any Founder.

     1.12 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held such Holder (other than those included in the registration) during the 120-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

          (a) such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underw itten offering; and

          (b) all Holders and off icers and directors of the Company enter into similar agreements.

          The obligations described in this Section 1. 12 shall not apply to a registration relating solely to employee benef it plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future or a registration relating solely to a commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such 120-day period.

     1.13 ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Registrable Securities requested to be included in a registration on behalf of the Holders and all of the shares held by any other shareholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and other shares that may be so included, the number of shares of Registrable Securities and, other shares that may be so included shall be allocated as follows:

          (a) first, among the Holders other than the Founders (the "Non-founding Holders") requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities other than Founder Shares (the "Non-founder Registrable Securities") that would be held by the Non-founding Holders, assuming conversion; provided, however, that, in order that such allocation shall not operate so as to reduce the aggregate number of Non-founder Registrable Securities to be included in such registration, if any Non-founding Holder does not request inclusion of the maximum number of shares of Nonfounder Registrable Securities allocated to such Non-founding Holder pursuant to the procedure described in this Section 1.13, the remaining portion of such Non-founding Holder's allocation shall be reallocated among those requesting Non-founding Holders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Non-founder Registrable Securities which would be held by such Non-founding Holders, assuming conversion; and, provided further, that this procedure shall be repeated until all of the shares of the Non-founder Registrable Securities which may be included in the registration on behalf of the Non-founding Holders have been so allocated;

          (b) second, among the Founders requesting inclusion of shares pro rata on the basis of the number of Founder Shares' that would be held by such Founders; and

          (c) finally, among any other shareholders requesting inclusion of their shares of the Company's Common Stock pro rata. on the basis of the number of such shares that would be held by such shareholders.

In no event shall the Company limit the number of Non-founder Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by Founders or shareholders with no registration rights, or, except with respect to a registration pursuant to Sections 1.3 and 1.5 above, shares for the Company's own account.

     1.14 DELAY OF REGISTRATION. No Holder shall have any right to take any action toorestrain, enjoin or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.15 TERMINATION OF REGISTRATION RIGHTS. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, 1.3 or
1.5 shall terminate on, or on such date after, the closing of the f irst Companyinitiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be. held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

                                    SECTION 2

                  COVENANTS OF THE COMPANY AND THE SHAREHOLDER

     The Company hereby covenants and agrees, as long as any Holder owns any Registrable Shares, as follows:

     2.1 BASIC FINANCIAL INFORMATION. The Company will furnish the following reports to each Holder:

          (a) As soon as practicable after the end of each f iscal year of the company and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company;

          (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each f iscal year of the Company and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period and consolidated statements of income and cash flows of the Company and its subsidiaries for such period and for the current f iscal year to date, prepared. in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles; and

          (c) From the date the Company becomes subject to the reporting requirements of the Exchange Act (which shall include any successor federal statute) and in lieu of the financial information required pursuant to Sections 2.1(a) and (b), copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

     2.2 ADDITIONAL INFGRMATION AND RIGHTS

          (a) The Company will permit any Holder (or its representative) to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request.

          (b) The Company will deliver the reports described below in this
Section 2.2 to each Holder:

               (i) As soon as practical after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month and consolidated statements of income and cash flows of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, prepared in accordance with generally accepted accounting principles consistently applied and certified by the principal financial or accounting officer of the Company, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's operating plan then in effect and approved by its Board of Directors;

               (ii) Annually (but in any event not later than 90 days after the commencement of each fiscal year of the Company) the business plan of the Companyj in such manner and form as approved by the Board of Directors of the Company, which business plan shall include a projection of income and a projected cash flow statement for such fiscal year and a projected balance sheet as of the end of such fiscal year. Any material changes in such business plan shall be submitted as promptly as practicable after such changes have been approved by the Board of Directors of the Company;

               (iii) With reasonable promptness, such other information and data with respect to the Company and its subsidiaries as any Holder may from time to time reasonably request;

               (iv) As soon as practicable after the end of each fiscal year and in any event within 90 days thereafter, (A) a report from the Company reporting on compliance with the terms and conditions of this Agreement and any other agreement pursuant to which the Company has borrowed money or sold its securities, and (B) a copy of the annual management review letter of the Company's independent public accountants; and

               (v) As soon as practica b le after transmission or occurrence and in any event within 10 days thereof, copies of any reports or communications delivered to any class of the Company's security holders or broadly to the financial community, including any filings by the Company with any securities exchange, the Commission or the National Association of Securities Dealers, Inc.

          (c) The provisions of Section 2.1 and this Section 2.2 shall not be in limitation of any rights which any Holder may have with respect to the books and records of the Company and its subsidiaries or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

     2.3 RIGHT OF FIRST REFUSAL. The Company hereby grants to each Holder who owns any Shares or any shares of Common Stock issued upon conversion of the Shares a right of first refusal to purchase its pro rata share of New Securities (as defined below) which the Company, from time to time, may propose to sell and issue. A Holder's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock owned by the Holder immediately prior to the issuance of' New Securities, assuming full conversion of the Shares, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the Shares and exercise of all outstanding rights, options and warrants to acquire Common Stock of the Company. Each Holder shall have a right of overallotment such that if any Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Holders may purchase the non-purchasing Holder's portion on a pro rata basis within 10 days from the date such non-purchasing Holder f ails to exercise its right hereunder to purchase its pro rata share of New Securities. This right of first refusal shall be subject to the following provisions:

          (a) "New Securities" shall mean any capital stock (including Common Stock or Preferred Stock) of the Company, whether now authorized or not, any rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) securities purchased under the Series A Agreement; (ii) securities issued upon conversion of the Shares; (iii) any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company; (iv) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (v) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person; (vi) securities issued in a firmly written public offering pursuant to a registration under the Securities Act with an aggregate offering price to the public of at least $7,500,000 at a price per share of at least $6.00; (vii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; and (viii) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New securities pursuant to clauses (i) through
(vii) above.

          (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities and their price and the general terms upon which the Company proposes to issue the same. Each Holder shall have 30 days after any such notice is effective to agree to purchase its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

          (c) In the event any Holder fails to exercise fully the right of first refusal within such 30-day period and after the expiration of 15-day period for the exercise of the overallotment provisions of this Section 2.3, the Company shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 120 days from the date of such agreement) to sell the New Securities with respect to which the Holder's right of first refusal option set forth in this section 2.3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the company's notice to the other shareholders pursuant to Section 2.3(b). In the event the Company has not sold all of the New securities within such 120-day period or entered into an agreement to sell the New Securities in accordance with the foregoing within 120 days from the date of such agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holder in the manner provided in Section 2.3(b) above.

          (d) The right of first refusal granted hereunder shall expire upon, and shall not be applicable to, the first firmly underwritten sale of Common Stock of the Company to the public effected pursuant to a registration statement filed with and declared effective by the Commission under the Securities Act, with proceeds of at least $7,500,000 at a price per share of at least $6.00.

          (e) The right of f irst refusal set forth in this Section 2.3 may not be assigned or transferred, except that such right is assignable by a Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any Holder.

     2.4 RIGHT TO REMAIN EQUAL TO THE LARGEST OUTSIDE SHAREHOLDER. The Shareholder shall have the right at any time to purchase, at a price per share equal to its then fair market value as determined in good faith by the Company's Board of Directors, such number of shares of the Company's Common Stock so as to hold, following such purchase, a total number of shares on an as-converted basis that is at least equal to the total number of shares on an as-converted basis that is held by the Company's largest outside shareholder.

     2.5 RIGHT TO MAKE COMPETING OFFER.

          (a) In the event that the Company proposes (i) to merge or consolidate the Company with or into any other corporation or any other entity or person, other than to mergethe Company into a wholly owned subsidiary corporation solely for the purpose of reincorporating the Company in Delaware, (ii) to merge, consolidate or undertake any other corporate reorganization, reclassification or other change of any stock or any recapitalization of the Company or any of its subsidiaries as a result of which the Company shall not be the surviving entity or the holders of the outstanding capital stock of the Company immediately prior to any such event shall own less than a majority of the outstanding capital stock of the company on an as-converted basis immediately after the consummation of any such event, (iii) to sell, lease, assign, transfer or otherwise convey all or substantially all of the assets of the Company, including without limitation a sale of all or substantially all of the assets of the Company to any of its subsidiaries, or (iv) to undertake a reorganization of the Company as defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, or in which more than a majority of the outstanding stock of the Company is exchanged in any three-month period (each of such proposed transactions shall be referred to herein as a "Change of Control"), the Company shall notify the Shareholder in writing within seven days of receiving a good fAith written offer from a corporation, entity or person (a "Proposing Party") to engage in any such Change of Control, which notice shall include, to the full extent known to the Company, the terms and conditions of the proposed Change of Control and the name or names of the Proposing Party.

(b) Following delivery of such notice, the Shareholder shall have 15 days to notify the Company in writing whether the Shareholder intends , to submit a written competing offer (a "Competing Offer") within the next 30 days for consideration by the Company and its Board of Directors and, if applicable, its other shareholders.

          (c) If the Shareholder so notifies the Company that it intends to submit a Competing offer, the Company, without the prior written consent of the Shareholder, shall not consummate any Change of Control with any other corporation, entity or person until the Shareholder has delivered its Competing Offer to the Company or notified the Company in writing that it does not intend to submit a Competing Offer.

          (d) If the Shareholder delivers a Competing Offer to the Company within such 30-day period, the Company and its Board of Directors shall be obligated to consider the Competing Offer in good faith. If the Competing Offer is a cash of f er at a higher price than a cash offer by the Proposing Party, the Company and its Board of Directors shall be obligated to accept the Competing Offer or if the Proposing Party's offer is to the Company's shareholders, to recommend that such shareholders accept the Competing offer. If
(i) the Proposing Party's offer includes, in whole or in part, securities or assets other than cash as part of the consideration to be paid to the Company or its shareholders, and (ii) the Competing offer is determined to be of value equal to or greater than the value of the Proposing Party's offer, as determined by one or more nationally recognized independent investment banking firms selected by the Company's Board of Directors to advise it in connection with such transaction, then the Company shall be obligated to accept the Competing Offer or, if the

Proposing Party I s offer is to the company's shareholders, to recommend that such shareholders accept the Competing offer.

          (e) Each party shall bear its own costs and expenses in connection with the operation of this Section 2.5.

          (f) The Company's Board of Directors shall be obligated to comply with the provisions of this Section 2.5 with respect to each subsequent counteroffer by the Proposing Party or any other corporation, entity or person following the submission of a Competing Offer.

     2.6 COMPANY REPURCHASE OPTION.

          (a) As provided in this Section 2.6, the Company or the Designee (as defined below) shall have an option to repurchase (the "Repurchase Option") all, but not fewer than all, Registrable Securities that the Shareholder proposes to sell, assign, pledge, encumber, transfer or otherwise dispose of for value (the "Offered Shares").

          (b) In the event the Shareholder desires to accept a bonafide third party offer for any or all of the Offered Shares, the Shareholder shall promptly deliver to the Secretary of the Company, or such designee as the Company shall indicate to the Shareholder by prompt written notice (the "Designee"), written notice (the "Disposition Notice") of the offer and the basic terms and conditions thereof, including without limitation the proposed purchase price and the identity of the third party.

          (c) The Company or the Designee, as the case may be, shall have 30 days following receipt of the Disposition Notice to exercise the Repurchase option to repurchase all of the Offered Shares, which repurchase, except as provided in Section 2.6(d) below, shall be upon the same terms and conditions specified in the Disposition Notice. In order to exercise the Repurchase Option, the Company or the Designee, as the case may be, shall deliver a written notice (the "Exercise Notice") to the Shareholder prior to the expiration of such 30-day period. If the Company or the Designee, as the case may be, exercises the Repurchase option with respect to all of the Offered Shares specified in the Disposition Notice, then the Company or the Designee, as the case may be, shall repurchase the Offered Shares within seven days after delivery of the Exercise Notice; and at such time the Shareholder shall deliver to the Company or the Designee, as the case I may be, the certificate(s) representing the Offered Shares to be repurchased, each certificate properly endorsed for transfer.

          (d) If the purchase price specified in the Disposition Notice is payable in the form of property other than cash or in the form of indebtedness or cancellation of indebtedness, the company or the Designee, as the case may be, shall pay the Shareholder, in lieu of such property, indebtedness or cancellation of indebtedness, an equal amount of cash as provided herein. If the Company or the Desinee, as the case may be, and the Shareholder cannot agree on such cash value within 10 days after the receipt by the Company or the Designee, as the case may be, of the Disposition Notice, the valuation shall be made by one nationally recognized independent investment banking firm selected jointly by the Company's Board of Directors or the Designee, as the case may be, and the Shareholder to advise the Company or the Designee, as the case may be, and the Shareholder in connection with the exercise of the Repurchase Option. In the event that the Company's Board of Directors or the Designee, as the case may be, and the Shareholder cannot agree on the selection of such firm, the Company's Board of Directors or the Designee, as the case may be, and the Shareholder shall each select one firm, and the two firms so selected shall jointly select a third firm to carry out the purposes of this Section 2.6(d). The Company or the Designee, as the case may be, and the Shareholder shall share equally any fees charged by any such firm or firms and any other related expenses.

          (e) In the event that the Company or the Designee, as the case may be, does not provide the Shareholder with the Exercise Notice within 30 days after the receipt by the Company or the Designee, as the case may be, of the Disposition-Notice or otherwise fails to comply with the requirements of this
Section 2.6, the Shareholder shall have 30 days from the expiration of such 30-day period in which to sell or otherwise dispose of the Offered Shares upon terms or conditions (including without limitation the purchase price) no more favorable to the third party purchaser than those specified in the Disposition Notice, and the third party purchaser shall then own the Offered Shares free and clear of the Repurchase Option. In the event that the Shareholder does not sell or otherwise dispose of the Offered Shares within such latter 30-day period, the Repurchase Option shall continue to apply to any subsequent proposed sale or disposition of the Offered Shares by the Shareholder.

          (f) All certificates representing Registrable Securities held by the Shareholder that are subject to the Repurchase option shall be endorsed with the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

          (g) In the event (i) the Shareholder desires to accept a bona fide third party offer for fewer than seventy-five percent (75%) of the Registrable Securities then held by the Shareholder, and (ii) the Company desires to indicate a Designee as provided in Section 2.6(b) above, the Shareholder shall have the right to approve the Designee, which approval shall not be unreasonably withheld. The Shareholder must deliver such approval in writing to the Company, and the 30-day period described in Section 2.6(c) above shall not commence until the Shareholder has delivered such approval.

          (h) Except as provided in the last sentence of Section 2.6(e), the Company, upon the indication of a Designee, shall have no rights pursuant to this Section 2.6 to repurchase any Registrable Securities held by the Shareholder.

     2.7 PROMPT PAYMENT OF TAXES, ETC. The Company will promptly pay and discharge or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and, provided further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cau ' se to be paid when due or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by the Company's Board of Directors, all other indebtedness incident to the operations of the Company.

     2.8 MAINTENANCE OF PROPERTIES AND LEASES. The company will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted and from time to time will make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries will at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of the Company.

     2.9 INSURANCE. Except as otherwise decided in accordance with policies adopted by the Company's Board of Directors, the Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

     2.10 KEY PERSON LIFE INSURANCE. The Company has as of the date hereof, or within 90 days of the date hereof shall use its best efforts to obtain, from financially sound and reputable insurers, and shall maintain at all times, term life insurance on the lives of Eric W. Strid and Dale E. Carlton in the amount of $1,300,000 each and on the life of K. Reed Gleason in the amount of $650,000. Such policies shall name the Company as loss payee and shall not be cancellable by the Company without prior approval of the Board of Directors.

     2.11 ACCOUNTS AND RECORDS. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

     2.12 INDEPENDENT ACCOUNTANTS. The Company will retain independent public accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected or any firm of, independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify each Holder and will request the firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Holders the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof.

     2.13 COMPLIANCE WITH REQUIREMENTS OF GOVERNMENTAL AUTHORITIES. The Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets, the violation of which may have a material and adverse effect on the financial condition or operations of the Company.

     2.14 MAINTENANCE OF CORPORATE EXISTENCE, ETC. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names, or copyrights and similar rights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of their business.

     2.15 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. The Company will cause each employee or consultant now or hereafter employed or engaged by it or any subsidiary with access to confidential information to enter into a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit F to the Series A Agreement.

     2.16 EMPLOYEE AND OTHER STOCK ARRANGEMENTS. Without the approval of the Board of Directors, the Company will not issue any of its capital stock, or grant an option or rights to subscribe for, purchase or acquire any of its capital stock, to any director, officer or employee of, or consultant to, the Company or any subsidiary thereof except for the issuance of up to an aggregate of 700,000 shares of Common Stock pursuant to stock purchase agreements or the exercise of stock options granted or to be granted, under the Company's 1986 Non-Qualified Stock Option Plan, as amended. Each acquisition of any shares of capital stock of the Company or any option or right to acquire any shares of capital stock of the Company by any such person will be conditioned upon the execution and delivery by the Company and such person of an agreement substantially in a form approved by the Board of Directors of the Company.

     2.17 BOARD OF DIRECTORS. The Company shall use its good faith best efforts to cause the election to its Board of Director of the person designated by the holders of Series A Preferred Stock pursuant to the Company's Articles of Incorporation, as amended from time to time.

     2.18 ATTENDANCE AT BOARD AND COMMITTEE MEETINGS.

     In the event that the holders of Series A Preferred Stock shall fail for any reason to designate a representative to be elected to the Company's Board of Directors pursuant to the Company's Articles of Incorporation, as amended from time to time, or the person so designated by the holders of Series A Preferred shall not be elected to the Company's Board of Directors for any reason, then, and in either such event, the Shareholder may designate a person who, upon approval by the Company of his or her designation, which approval shall not be unreasonably withheld, shall have the right to attend all meetings of the Board of Directors and any committee thereof in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors and its committees at the same time as such Board or Committee members shall receive such information or as soon thereafter as practicable. The Shareholder may change the person designated under this
Section 2.18 upon 10 days advance written notice to the Company.

     2.19 INDEBTEDNESS. The Company shall not, without the prior approval of the Board of Directors of the Company, incur any indebtedness in excess of $100,000, other than trade credit incurred in the ordinary course of business.

     2.20 EXTENSION OF CREDIT. The Company shall not, without the prior approval of the Board of Directors of the Company, extend credit by any method or in any form or manner in excess of $100,000, other than open account credit extended to customers in the ordinary course of business.

     2.21 COMPENSATION OF EMPLOYEES. The Company shall not, without the prior approval of the Board of Directors of the Company, compensate any of its employees, including officers, in an amount greater than $100,000.

     2.22 TRANSACTIONS WITH AFFILIATES. The Company, without the approval of the disinterested members of the Company's Board of Directors, shall not engage in any loans, leases, contracts or other transactions with any director, officer or key employee of the Company or any member of any such person's immediate family, including the parents, spouse, children and other relatives of any such person, on terms less favorable than the Company would obtain in a transaction with an unrelated party, as determined in good faith by the Board of Directors.

     2.23 RESTATED ARTICLES OF INCORPORATION. Within 90 days after the Closing, the company shall file with the Secretary of State of the State.of Oregon Restated Articles of Incorporation of the Company restating the Company's Articles of Incorporation with all amendments in existence immediately prior to the Closing and without any further amendment.

     2.24 CONFIDENTIAL DISCLOSURE AGREEMENT. Prior to and as a condition to the fulfillment by the Company of any of the covenants, or the exercise by the Shareholder of any of the rights, set forth in sections 2.1(a) and (b), 2.2 and
2.18 above, the Shareholder shall execute and deliver to the Company a Confidential Disclosure Agreement in substantially the form attached hereto as Exhibit A.

     2.25 HARDWARE PURCHASES. The Company shall have the right to purchase in each calendar year up to an aggregate of $300,000 of used test and measurement equipment from the Shareholder pursuant to the terms and conditions of the form of Hardware Purchase Agreement attached hereto as Exhibit B (the "Hardware Agreement"); provided, however, that any add-ons, upgrades or other additional products of the Shareholder purchased by the Company shall be purchased not pursuant to a Hardware Agreement but instead pursuant to the Shareholder's then current terms and conditions of sale and at a price equal to the Shareholder's then current published list price for such add-ons, upgrades or additional products; and, provided further, that the purchase price of any such add-ons, upgrades or additional products shall not be included in the $300,000 calendar year limitation set forth above.

     2.26 TERMINATION OF COVENANTS.

          (a) Except as provided in Section 2.26(b) below, the covenants set forth in this Section 2 shall terminate and be of no further force and effect after the time of effectiveness of the Company's first firmly underwritten public offering registered under the Securities Act for aggregate proceeds of at least $7,500,000 at a price per share of at least $6.00 (the "Initial Public Offering").

          (b) (i) The covenants set forth in Sections 2.1(b), 2.2 (a) and 2.2
(b) shall terminate and be of no further force and effect only in the event that a Holder owns fewer than 30,000 shares of Registrable Securities.

               (ii) The covenants set forth in Sections 2.4, 2.5 and 2.18 shall terminate and be of no further force and effect only in the event that the Shareholder owns fewer than (a) 30, 000 shares of Registrable Securities or (b) five percent (5%) of the outstanding shares of the Company's capital stock on an as-converted basis.

               (iii) The covenant set forth in Section 2.17 shall terminate and be of no further force and effect only upon amendment of the Company's Articles of Incorporation to eliminate the right of the holders of Series A Preferred Stock to designate and elect one director.

               (iv) The covenant set forth in Section 2.25 shall terminate and be of no further force and effect only upon the earlier of (a) the effectiveness of the Company's Initial Public Offering, and (b) the consummation of a Change in Control.

                                    SECTION 3

                                  MISCELLANEOUS

     3.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Oregon.

     3.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     3.3 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement (including any Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least a majority of the outstanding Registrable Securities, and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

     3.4 NOTICES, ETC.. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid or delivered personally addressed by hand or special courier to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days' advance written notice to the other party or parties, as the case may be, with, in the case of any notice to the Company, a copy to Steven E. Wynne, Esq., Lindsay, Hart, Neil & Weigler, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97210, in the case of any. notice to the Shareholder, a copy to Ann 0. Baskins, Assistant Secretary and Corporate Counsel, Hewlett-Packard Company, 3000 Hanover Street, MS: 20BQ, Palo Alto, California 94304, and, if to a Holder other than the Shareholder, at such address as such Holder or permitted assignee shall have furnished to the Company in writing. Delivery of all such notices and other written communications shall be effective
(i) if mailed, five days after mailing and (ii) if delivered upon delivery.

     3.5 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder and it shall not be construed to be a waiver of any such breach or default or an acquiescence therein or in any similar breach or default thereafter occurring; and no waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise af forded to any Holder, shall be cumulative and not alternative.

     3.6 RIGHTS; SEPARABILITY. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     3.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CASCADE MICROTECH, INC.                     HEWLETT-PACKARD COMPANY

By:/s/ Eric W. Strid                        By:/s/ Gerard V. Schenkkan
   ---------------------------------------     ---------------------------------
   Eric W. Strid                               Gerard V. Schenkkan
   President                                   Business Development Manager

   Address:  14255 Brigadoon Court             Address:  3000 Hanover Street
             Beaverton, OR 97005                         MS 20BT
                                                         Palo Alto, CA 94304

FOUNDERS

                  /s/      Eric W. Strid
                  --------------------------------------------
Eric W. Strid

                  /s/      Dale E. Carlton
                  --------------------------------------------
Dale E. Carlton

                  /s/      K. Reed Gleason
                  --------------------------------------------
K. Reed Gleason

                  /s/      Cynthia Strid
                  --------------------------------------------
Cynthia Strid

                  /s/      Cynthia Ann Crow-Carlton
                  --------------------------------------------
Cynthia Ann Crow-Carlton